EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024, as it may be amended from time to time. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report, as amended.

Recent Developments

U.S.-Indonesia Agreement on Reciprocal Trade

On February 19, 2026, the United States and Indonesia finalized the Agreement on Reciprocal Trade. Under the agreement, the United States will apply a reciprocal tariff rate of 19% on most originating goods of Indonesia (in addition to the applicable MFN rate), except for certain identified products that will enter at a zero reciprocal tariff rate. The United States has committed to establish a mechanism that will allow a to-be-specified volume of certain textile and apparel goods from Indonesia to enter at a zero reciprocal tariff rate, with the volume determined in relation to the quantity of U.S. exports of textiles produced from American cotton and man-made fiber textile inputs.

Under the agreement, Indonesia has committed, among other things, to: (i) eliminate tariff barriers on over 99% of U.S.-origin goods across all sectors; (ii) address non-tariff barriers by exempting U.S. companies and U.S.-origin goods from local content requirements, accepting U.S. federal motor vehicle safety and emission standards, accepting FDA standards for medical devices and pharmaceuticals, removing burdensome certification and labeling requirements, eliminating pre-shipment inspection requirements, and resolving intellectual property issues; (iii) address and eliminate barriers affecting U.S. agricultural products (including by exempting U.S. food and agricultural products from all import licensing regimes) and digital trade; (iv) remove restrictions on exports to the United States for all industrial commodities, including critical minerals; and (v) adopt and implement a forced-labor import ban and remove provisions from its labor laws that restrict workers and unions from fully exercising freedom of association and collective bargaining rights.

Implementation of the agreement remains subject to the parties’ completion of their respective domestic legal procedures. The agreement will enter into force 90 days after the exchange of written notifications certifying completion of those procedures, or on such other date as the parties may agree. On February 19, 2026, the Presidents of the United States and Indonesia signed a joint statement confirming their strong commitment to implementing the agreement and instructed their relevant ministers and secretaries to take further steps toward that end.

Separately, U.S. and Indonesian companies signed commercial agreements valued at approximately U.S.$33 billion, including purchases of approximately U.S.$15 billion in U.S. energy commodities, U.S.$13.5 billion in commercial aircraft and aviation-related goods and services (including from Boeing), and over U.S.$4.5 billion in U.S. agricultural products.

On February 20, 2026, the U.S. Supreme Court held that the International Emergency Economic Powers Act does not authorize the U.S. President to impose tariffs. On the same day, the U.S. Trade Representative announced the imposition of a temporary 10% surcharge on imports pursuant to Section 122 of the Trade Act of 1974 and other measures under alternative statutory authorities. The implications of these developments for existing and prospective U.S. duties on goods of Indonesian origin, and for the entry into force and implementation of the Agreement on Reciprocal Trade, remain subject to subsequent developments. The Government will closely monitor relevant developments.

Preliminary Budget Realization Results for January 2026

On February 23, 2026, the Ministry of Finance announced the preliminary budget realization results for January 2026. Government revenues are expected to be Rp172.7 trillion, a 9.5% increase from Rp157.8 trillion in January 2025. Out of government revenues, tax revenues are expected to be Rp138.9 trillion, a 20.5% increase from Rp116.2 trillion, and non-tax revenues are expected to be Rp33.9 trillion, a 20.4% decrease from Rp42.5 trillion in January 2025.

Government expenditures for January 2026 are expected to be Rp227.3 trillion, a 25.7% increase from Rp180.8 trillion in January 2025. Out of government expenditures, central government expenditures are expected to be for Rp131.9 trillion, a 53.3% increase from Rp86.0 trillion the previous year, and transfers to regions and rural funds are expected to be Rp95.3 trillion, a 0.6% increase from Rp94.7 trillion in January 2025.

As a result, the government expects to realize a primary balance of Rp4.2 trillion deficit for January 2026, compared to the Rp11.1 trillion surplus in January 2025. The total deficit is expected to be Rp54.6 trillion for January 2026.

The preliminary January 2026 budget realization results described above are preliminary and subject to finalization and audit by the Government in the ordinary course. The actual January 2026 budget realization results may differ materially from what are described herein and, as such, undue reliance should not be placed on these preliminary results. See “Forward-Looking Statements.”

Selected Key Economic Indicators

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,
	2021L	2022L	2023L	2024L	2025P
National account and prices:
Real GDP growth (period-on-period)	3.7%	5.3%	5.1%	5.0%	5.1%
Per capita GDP (in millions of Rupiah)	62.2	71.0	75.0	78.6	83.7
Per capita GDP (in U.S. dollars)(1)	4,350	4,784	4,856	4,960	5,083
Inflation rate (year-on-year change in CPI)	1.9%	5.5%	2.6%	1.6%	2.9%
External sector:
Current account (% of GDP)	0.3%	1.0%	(0.2)%	(0.6)%	(0.1)%
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(4.6)%	(2.4)%	(1.6)%	(2.3)%	(2.9)%
External debt of the central Government (in trillions of Rupiah)	2,077.8	2,302.7	2,346.0	2,330.7	2,829.1
Debt service ratio (% of Government revenue)	45.0%	34.5%	38.5%	42.1%	43.0%

Sources: Statistics Indonesia (Badan Pusat Statistik (“BPS”)), Bank Indonesia and Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,309 per U.S. dollar for 2021, Rp14,848 per U.S. dollar for 2022,

Rp15,439 per U.S. dollar for 2023, Rp15,849 per U.S. dollar for 2024 and Rp16,474.8 per U.S. dollar for 2025. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

Government and Political Developments

In January 2026, Indonesian authorities revoked certain mining business licenses, including that of the operator of the Martabe gold mine in North Sumatra, citing environmental and regulatory compliance issues related to flooding events. As of mid-February 2026, the Government is reviewing these revocations, and any potential transfer of operations to a state-owned entity under BPI Danantara remains subject to ongoing legal and administrative processes. The Government continues to affirm its commitment to environmental stewardship, the rule of law, and fair treatment of investors consistent with applicable regulations.

Foreign Relations and International and Regional Organizations

In January 2026, Indonesia signed the Charter of the Board of Peace in Bad Ragaz, Switzerland, following President Prabowo Subianto’s attendance at the World Economic Forum in Davos, and became a member of this international body. The Government reaffirmed its longstanding commitment to promoting peace in Palestine through participation in the Board of Peace, which is tasked with monitoring post-conflict stabilization and rehabilitation efforts in Gaza, while continuing to support Palestinian independence and the achievement of a two-state solution consistent with the Republic’s independent and active foreign policy.

Economy and Gross Domestic Product

Principal Sectors of the Economy

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	403,578	1.8	424,185	1.8
Non-Coal, Oil and Gas Manufacturing Industries	3,799,289	17.2	4,117,335	17.3

Total Manufacturing Industry	4,202,867	19.0	4,541,520	19.1
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	2,893,315	13.1	3,136,600	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	2,107,419	9.5	2,379,116	10.0
Forestry and Logging	129,570	0.6	130,592	0.5
Fishery	554,677	2.5	610,748	2.6

Total Agriculture, Forestry, and Fishery	2,791,665	12.6	3,120,457	13.1
Mining and Quarrying
Oil, Gas and Geothermal Mining	526,156	2.4	525,436	2.2
Coal and Lignite Mining	850,454	3.8	827,364	3.5
Metal Ore	343,502	1.6	404,306	1.7
Other Mining and Quarrying	306,478	1.4	327,508	1.4

Total Mining and Quarrying	2,026,589	9.2	2,084,613	8.8
Construction	2,233,463	10.1	2,340,928	9.8
Government Administration, Defense, Compulsory Social Security	673,476	3.0	715,131	3.0
Information and Communication	960,022	4.3	1,048,704	4.4
Transportation and Warehousing	1,358,117	6.1	1,466,257	6.2
Financial and Insurance Service	922,811	4.2	979,736	4.1
Education Service	621,395	2.8	666,887	2.8
Other*	2,503,089	11.3	2,707,633	11.4

Gross Value Added at Basic Prices	21,186,809	95.7	22,808,465	95.7
Taxes less Subsidies on Products	952,182	4.3	1,012,638	4.3

Total GDP	22,138,991	100.0	23,821,104	100.0

Source:  BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	222,427	1.7	237,826	1.8
Non-Coal, Oil and Gas Manufacturing Industries	2,396,428	18.5	2,519,761	18.6

Total Manufacturing Industry	2,618,855	20.3	2,757,586	20.3
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	1,682,612	13.0	1,775,025	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,109,130	8.6	1,172,839	8.6
Forestry and Logging	62,758	0.5	62,577	0.5
Fishery	292,559	2.3	307,031	2.3

Total Agriculture, Forestry, and Fishery	1,464,447	11.3	1,542,447	11.4
Mining and Quarrying
Oil, Gas and Geothermal Mining	247,850	1.9	250,675	1.8
Coal and Lignite Mining	332,527	2.6	328,349	2.4
Metal Ore	180,275	1.4	165,990	1.2
Other Mining and Quarrying	194,609	1.5	203,934	1.5

Total Mining and Quarrying	955,260	7.4	948,948	7.0
Construction	1,262,793	9.8	1,310,966	9.7
Government Administration, Defense, Compulsory Social Security	403,446	3.1	419,017	3.1
Information and Communication	868,447	6.7	940,947	6.9
Transportation and Warehousing	603,051	4.7	655,997	4.8
Financial and Insurance Service	519,736	4.0	540,302	4.0
Education Service	372,319	2.9	390,905	2.9
Other*	1,613,865	12.5	1,721,074	12.7

Gross Value Added at Basic Prices	12,364,830	95.7	13,003,214	95.7
Taxes less Subsidies on Products	555,703	4.3	577,311	4.3

Total GDP	12,920,532	100.0	13,580,525	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

In 2025, the manufacturing sector grew by 5.3%, compared to 2024, driven by continued downstreaming activities and strong domestic demand. In 2025, the food and beverage subsector, which accounted for 34.7% of the manufacturing sector, grew by 6.4%, supported by an increase in domestic rice production and external demand for crude palm oil, dairy products, and frozen food products. Growth in the manufacturing sector was also bolstered by a growth of 15.7% in base metal industry, supported by rising export demand, particularly for iron and steel, nickel, and aluminum products. Additionally, the chemical, pharmaceutical and traditional medicine industry grew by 8.3% in line with the higher demand for health services and higher external demand for chemical materials.

Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles

In 2025, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.5%, compared to 2024. This was driven by a growth of 6.6% in wholesale and retail trade of goods other than cars and motorcycles.

Agriculture, Forestry and Fishery

In 2025, the agriculture, forestry and fishery sector grew by 5.3%, compared to 2024. This was primarily due to a growth of 9.9% in food crops, in line with supportive measures such as the provision of additional subsidized fertilizer and agricultural machinery, as well as the improvement of irrigation infrastructure. The growth in agriculture, forestry and fishery was also supported by a growth of 7.8% in livestock and a growth of 3.0% in plantation crops.

Mining and Quarrying

In 2025, the mining and quarrying sector contracted by 0.7%, compared to 2024. This was due to a contraction of 7.9% in metal ore mining and a contraction of 1.3% in coal and lignite mining, partially offset by a growth of 4.8% in other mining and quarrying and a growth of 1.1% in oil, gas and geothermal mining.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

	Average Price of Crude Oil
	As of December 31,
	2024P	2025P
	(in U.S. dollars per barrel)
ICP(1)	71.2	61.1

Sources:  Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

Construction

In 2025, the construction sector grew by 3.8%, compared to 2024, supported by infrastructure development, particularly national strategic projects such as public kitchens for free nutritious meals and public schools.

Transportation and Warehousing

In 2025, the transportation and warehousing sector grew by 8.8%, compared to 2024. In particular, rail transportation grew by 9.1%, land transportation grew by 9.8%, warehousing and transportation support services and post and courier increased by 9.7% and sea transportation grew by 10.3%. The growth in the transportation and warehousing sector was primarily supported by three factors: increased passenger and freight volumes across modes, a rise in domestic and international tourist trips, and higher container traffic and throughput.

Information and Communication

In 2025, the information and communication sector grew by 8.3%, compared to 2024. This growth was fueled by higher revenues from both wired and wireless telecommunications, an increase in the number of start-ups in Indonesia, increased production of Indonesian films, and the opening of new cinemas in several regions, including West Java and Banten.

Financial and Insurance Service

In 2025, the financial and insurance service sector grew by 4.0%, compared to 2024. This growth was driven by growths in all the subsectors, particularly a growth of 3.4% in financial intermediary services and a growth of 6.8% in other financial services.

Other Sectors

None of the other sectors shown in the tables above comprised more than 5.0% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

The following tables show the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
GDP	22,138,991	100.0	23,821,104	100.0
Add: Imports of goods and services	4,538,557	20.5	4,893,964	20.5

Total supply of goods and services	26,677,548	120.5	28,715,068	120.5

Less: Exports of goods and services	4,939,131	22.3	5,442,300	22.8

Total domestic expenditure	21,738,417	98.2	23,272,768	97.7

Allocation of total domestic expenditure:
Household consumption expenditure	11,965,431	54.0	12,834,795	53.9
NPISHs consumption expenditure	300,080	1.4	321,543	1.3
Government consumption expenditure	1,714,580	7.7	1,794,298	7.5

Total consumption	13,980,092	63.1	14,950,636	62.8

Gross domestic fixed capital formation	6,452,531	29.1	6,852,618	28.8
Change in inventories (residual)(1)	1,305,794	5.9	1,469,514	6.2

Total domestic expenditure	21,738,417	98.2	23,272,768	97.7

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,
	2024[p]	%	2025[p]	%
	(in billions of Rupiah and percentage of GDP)
GDP	12,920,532	100.0	13,580,525	100.0
Add: Imports of goods and services	2,585,472	20.0	2,708,775	19.9

Total supply of goods and services	15,506,004	120.0	16,289,299	119.9

Less: Exports of goods and services	3,106,474	24.0	3,324,995	24.5

Total domestic expenditure	12,399,530	96.0	12,964,304	95.5

Allocation of total domestic expenditure:
Household consumption expenditure	6,806,893	52.7	7,145,802	52.6
NPISHs consumption expenditure	173,143	1.3	182,024	1.3
Government consumption expenditure	957,999	7.4	981,991	7.2

Total consumption	7,938,035	61.4	8,309,818	61.2

Gross domestic fixed capital formation	4,001,693	31.0	4,205,397	31.0
Change in inventories (residual)(2)	459,801	3.6	449,090	3.3

Total domestic expenditure	12,399,530	96.0	12,964,304	95.5

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table set forth the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of January 31,
	2025	2026
CPI(1)	109.9	109.8
Annual percentage year-on-year	2.9%	3.6%

Source: BPS

(1)	Calculated on the basis of 2022 CPI = 100. From January 2024, BPS calculated CPI based on consumption pattern obtained from 2022 Cost of Living Survey in 150 cities in Indonesia.

The following table sets forth percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	As of December 31,	As of January 31,
	2025	2026
Food, drinks, and tobacco	4.6	1.5
Clothing and footwear	0.7	0.6
Housing, water, electricity, and household fuel	1.6	11.9
Household equipment, tools, and routine maintenance	0.2	0.2
Health	1.8	1.6
Transportation	1.2	0.6
Information, communication, and financial services	(0.3)	(0.2)
Recreation, sports, and culture	1.2	1.1
Education	1.2	1.1
Food and beverage providers/restaurant	1.5	1.4
Personal care and other services	13.3	15.2

Source: BPS

(1)	Annual percentage year-on-year.

In January 2026, annual inflation was 3.6%, which was higher than the annual inflation of 2.9% in December 2025. This increase was primarily due to higher inflation in housing, water, electricity, and household fuel, and personal care and other services: annual inflation for these two sectors was 11.9% and 15.2% in January 2026, respectively, compared to 1.6% and 13.3% in December 2025, respectively. These increases were primarily offset by lower inflation in food, drinks and tobacco: annual inflation was 1.5% in January 2026, compared to 4.6% in December 2025.

Regional Growth

In 2025, Java contributed 56.9% of Indonesia’s GDP, Sumatera contributed 22.2%, Kalimantan contributed 8.1%, Sulawesi contributed 7.2%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.7%.

Income Distribution

As of September 2025, Indonesia had a Gini Index of 0.363 and 8.25% of the population were living below the poverty line, compared to 0.375 and 8.47% as of March 2025.

Foreign Investment

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,
	2024	2025P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	22,595	19,968
Debt instrument	1,681	2,045

Total direct investments	24,275	22,013
Portfolio investments:
Equity securities	(1,032)	(1,589)
Debt securities	13,267	(5,233)

Total portfolio investments	12,235	(6,822)
Financial derivatives	(965)	(2,101)
Other investments	9,518	7,456

Total foreign investment	45,063	20,546

Source: Bank Indonesia

P	Preliminary.

The January 2026 MSCI announcement (as described in “Financial System—Capital Markets and Capital Markets Regulation”) and other events have contributed to volatility in foreign portfolio flows. The Government continues to welcome foreign investment and is advancing targeted reforms to enhance transparency and confidence in the equity market.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,
	2024	2025P
	(in millions of U.S. dollars)
Equity capital(1)	22,595	19,968
Debt instruments:
Inflow	48,080	46,523
Outflow	(46,400)	(44,477)
Total debt instruments	1,681	2,045

Total direct investments	24,275	22,013

Memorandum
Direct investment in Indonesia(2)	24,819	21,435

Source: Bank	Indonesia
P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,
	2024	2025P
	(in millions of U.S. dollars)
North America	705	1,699
USA	639	1,749
Canada	64	(51)
Other North America(2)	2	2
Central and South America	699	1,253
Argentina	0	(0)
Brazil	0	(0)
Mexico	3	2
Cayman Islands	(359)	71
Other Central and South America	1,055	1,181
Europe	1,930	2,456
European Union	626	1,070
Austria	364	179
Belgium	302	(163)
Denmark	0	(2)
Finland	(38)	(6)
France	16	185
Germany	75	21
Greece	0	3
Ireland	(29)	(21)
Italy	(135)	9
Luxembourg	133	(93)
Netherlands	(69)	588
Portugal	0	310
Spain	6	(13)
Sweden	(3)	7
Other European Union	5	67
United Kingdom	823	730
Russia	2	(0)
Turkey	8	6
Other Europe	472	650
Asia	21,150	14,792
Japan	1,628	199
People’s Republic of China	2,637	2,715
South Korea	1,154	1,102
India	(5)	82
Hong Kong SAR	3,217	4,961
Taiwan	104	152
Saudi Arabia	1	(6)
ASEAN	12,175	6,043
Brunei Darussalam	0	(16)
Cambodia	2	(123)
Lao PDR	0	(9)
Malaysia	(190)	127
Myanmar	0	(0)
Philippines	87	62
Singapore	11,596	6,285
Thailand	653	(397)
Vietnam	27	114
Other Asia	239	(456)
Australia and Oceania	109	380
Australia	107	284
New Zealand	2	(0)
Other Australia and Oceania	1	96
Africa	12	666
South Africa	1	2
Other Africa	12	664
Others	213	188

Total	24,819	21,435

Source: Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign direct investment recorded a surplus of U.S.$22.0 billion in 2025, primarily in the form of equity capital. This amount represents a 9.3% decrease from the U.S.$24.3 billion surplus recorded in 2024. The decline was primarily attributable to the sectors of health and social works; financial intermediation; and electricity, gas and water supply. By country of origin, the decrease in foreign direct investment was largely driven by lower investments from Singapore and Japan.

The sectors of manufacturing; wholesale and retail trade, repair of motor vehicles, motorcycles, and personal and household goods; and mining and quarrying were the main contributors to net foreign direct investment inflows in 2025. With respect to country of origin, investment from Singapore was the largest contributor to the net foreign direct investment inflows, followed by investments from Hong Kong SAR and People’s Republic of China.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,
	2024	2025P

	(in millions of U.S. dollars)
Equity securities:
Inflow	77,752	91,133
Outflow	(78,784)	(92,721)
Net equity securities	(1,032)	(1,589)
Debt securities (net)	13,267	(5,233)

Total portfolio investments	12,235	(6,822)

Source: Bank Indonesia

P	Preliminary.

In 2025, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.8 billion, reversing the net inflow of U.S.$12.2 billion in 2024. The net outflow was mainly driven by net foreign capital outflow in the form of Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia, “SRBI”) and lower net foreign capital inflow in the form of Government Debt Securities.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,
	2024	2025P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	5,938	3,108
Debt repayments	(3,651)	(5,726)

Total bank sector	2,287	(2,618)
Corporate sector:
Disbursements	15,070	17,208
Debt repayments	(16,194)	(16,736)

Total corporate sector	(1,124)	473
Other (net)(1)	8,355	9,601

Total other investments	9,518	7,456

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In 2025, other foreign investments surplus decreased to U.S.$7.5 billion from U.S.$9.5 billion in 2024. The decrease was primarily attributable to higher net loan repayments in the banking sector.

Foreign Trade and Balance of Payments

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,
	2024	2025P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	15,029	11,993
Non-oil and gas exports (f.o.b.)	248,062	268,442

Total exports (f.o.b.)	263,091	280,435
Total imports (c.i.f.)	235,198	242,500

Balance of trade	27,892	37,935

Source: Bank Indonesia

P	Preliminary.

In 2025, Indonesia recorded a trade surplus of U.S.$37.9 billion, which increased by 36.0% from the U.S.$27.9 billion surplus in 2024. The higher surplus was driven by a 6.6% year-on-year increase in exports, supported by strong demand for Indonesia’s export commodities. This increase was partially offset by a 3.1% year-on-year increase in imports.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,
	2024R	2025P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	250,652.3	269,841.0
Oil and gas exports	15,876.9	13,067.9

Total exports	266,529.2	282,908.9

Imports:
Non-oil and gas imports	198,922.8	209,087.8
Oil and gas imports	36,276.8	32,768.9

Total imports	235,199.6	241,856.7

Source: BPS

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,
	2024	2025P
	(in thousands of U.S. dollars)
General merchandise	262,028,545	278,252,284
Agricultural products
Coffee bean	1,623,533	2,498,935
Medicinal herb, aromatic and spice plant	427,439	647,695
Bird nest	551,871	490,305
Seasonal fruit	582,811	765,974
Other non-timber forest product	546,823	628,162
Seaweed and other algae	188,480	178,362
Fresh / chilled fish	143,797	167,418
Clove	319,431	217,704
Vegetables	218,184	254,706
White pepper	123,096	129,728
Tobacco	104,337	79,279
Cocoa bean	80,605	71,050
Shrimp and prawn	104,673	97,291
Rubber latex	56,924	59,925
Crab	98,760	111,372
Other agricultural products	1,251,197	1,210,263

Total Agricultural products	6,421,960	7,608,169

Manufacturing products
Palm oils	21,528,367	27,053,815
Iron/steel	27,147,960	28,648,411
Clothing and apparel of textile fabrics	7,136,576	7,320,483
Electrical equipment	8,636,187	10,068,707
Organic chemicals derived from agricultural products	6,787,146	9,662,318
Motor vehicle, four-wheel drive and more	6,690,545	7,154,420
Sport shoes	4,081,849	4,206,059
Crumb rubber	2,816,113	2,892,403
Pulp	3,566,604	3,604,089
Jewellery and precious articles	5,530,474	9,135,877
Nickel	7,983,095	9,724,936
Copper	3,470,968	3,984,398
Other papers	2,190,766	2,150,026
Spare parts for four or more wheeled vehicles	2,384,534	2,429,191
Machines for general purposes	2,148,806	2,258,288
Tin	1,432,440	1,783,300
Soap and household cleaning agents	1,988,552	2,459,694
Other telecommunications equipment	2,488,947	2,749,132
Outer and inner tires	1,632,083	1,638,757
Wooden furniture	1,495,017	1,420,180

	Year Ended December 31,
	2024	2025P
	(in thousands of U.S. dollars)
Fertilizers	1,169,930	1,402,083
Computer equipment	1,591,486	1,939,010
Organic chemicals derived from oil	886,262	1,100,243
Plywood	1,342,836	1,355,258
Spun yarn	922,259	851,914
Tanks and other armoured fighting vehicles and parts of such vehicles	1,223,092	1,643,903
Televisions and television equipment	1,440,426	1,444,750
Frozen shrimp and prawn	1,085,577	1,215,959
Semiconductors and other electronic components	2,246,351	4,973,895
Margarine	1,949,832	2,751,815
Oil-cake and solid residues	1,724,298	678,347
Machines for special purposes	1,376,251	1,451,289
Artificial resin (synthetic resin) and raw materials	1,260,701	1,168,989
Other organic chemicals	1,239,541	1,598,553
Oil products(1)	3,483,682	2,448,399
Liquefied Petroleum Gas(1)	399	40,312
Other manufacture products	52,056,520	57,054,048

Total Manufacturing products	196,136,473	223,463,250

Mining products
Coal	30,478,761	24,481,010
Copper ore	7,969,176	4,892,334
Lignite	7,345,259	5,732,852
Other metal ore	18	0
Crude Oil(1)	2,153,385	1,520,869
Natural Gas(1)	7,989,263	6,854,367
o/w Liquefied Natural Gas	6,245,259	5,215,376
Other mining products	1,172,490	1,853,142

Total Mining products	57,108,350	45,334,575

Other merchandise(2)	2,361,761	1,846,290
Other goods(3)	1,062,178	2,182,535

Total Exports	263,090,723	280,434,819

Memorandum(4)
Non-oil & gas exports	248,061,745	268,441,723
Oil & gas exports	15,028,978	11,993,096

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The following table sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,
	2024	2025P
	(in thousands of U.S. dollars)
America
North America
United States of America	26,289,050	30,536,095
Canada	1,407,848	1,684,754
Other North America	4,116	4,591

Total North America	27,701,014	32,225,440

Central and South America
Argentina	217,070	338,743
Brazil	1,715,797	2,203,851
Mexico	2,233,794	2,437,940
Other Central and South America	2,398,058	2,745,606
Total Central and South America	6,564,720	7,726,139

Total America	34,265,734	39,951,579

Europe
European Union
Netherlands	4,731,193	5,693,737
Belgium	1,552,484	1,903,708
Italy	2,246,495	2,825,990
Germany	2,381,860	2,512,511
France	903,408	1,033,504
Spain	2,104,542	1,800,537
Other European Union	3,353,092	3,571,283

Total European Union	17,273,073	19,341,270

United Kingdom	1,577,303	1,588,305
Russia	1,741,000	1,867,097
Turkey	1,849,391	1,701,685
Other Europe	1,970,748	5,715,280

Total Europe	24,411,514	30,213,636

Asia and Middle East
ASEAN
Brunei Darussalam	226,415	186,934
Philippines	10,615,047	10,216,905
Cambodia	832,830	879,427
PDR Laos	15,025	13,318
Malaysia	12,185,787	12,599,337
Myanmar	601,229	787,014
Singapore	11,015,329	12,549,661
Thailand	7,599,925	8,724,759
Vietnam	9,488,148	10,596,829

Total ASEAN	52,579,735	56,554,185

	Year Ended December 31,
	2024	2025P
	(in thousands of U.S. dollars)
Hong Kong SAR	2,611,923	2,298,584
India	20,309,149	18,260,791
Iraq	349,588	386,101
Japan	20,521,911	17,406,094
South Korea	10,580,373	10,035,236
Pakistan	3,478,649	4,111,467
People’s Republic of China	62,191,437	66,785,620
Saudi Arabia	2,412,781	2,863,935
Taiwan	6,653,657	5,504,381
Other Asia and Middle East	10,536,804	13,177,341

Total Asia and Middle East	192,226,006	197,383,735

Australia and Oceania
Australia	4,262,039	3,659,692
New Zealand	681,653	779,545
Other Australia and Oceania	573,420	592,400

Total Australia and Oceania	5,517,112	5,031,637

Africa
South Africa	787,873	989,772
Other Africa	3,950,910	5,505,698

Total Africa	4,738,783	6,495,470

Unclassified exports(1)	1,931,574	1,358,762

Total (f.o.b.)	263,090,723	280,434,819

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,
	2024	2025P
	(in thousands of U.S. dollars)
General Merchandise	230,611,434	237,617,062
Consumption Goods
Food and beverages, primary, mainly for household	3,011,269	3,208,247
Food and beverages, processed, mainly for household	6,855,609	4,864,836
Passenger motor cars	1,316,067	1,797,876
Transport equipment, nonindustrial	236,984	206,791
Durable consumer goods	2,411,584	2,236,519
Semi-durable consumer goods	4,261,601	4,820,506
Non-durable consumer goods	3,431,645	3,858,239
Fuels and lubricants, processed, oil products(2)	12,116,558	9,331,233
Goods not elsewhere specified	350,833	530,810

Total Consumption Goods	33,992,150	30,855,058

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	7,315,156	7,329,875
Food and beverages, processed, mainly for industry	5,473,984	4,425,346
Industrial supplies, primary	8,365,986	9,732,525
Industrial supplies, processed	70,945,694	71,996,772
Parts and accessories for capital goods	23,679,113	24,310,298
Parts and accessories for transport equipment	9,087,142	9,447,210
Fuels and lubricants, primary	14,359,260	13,818,167
o/w Crude oil(2)	10,734,952	10,500,508
Fuels and lubricants, processed	14,309,116	14,005,567
o/w Oil products(2)	9,109,120	9,072,404
o/w Liquefied Petroleum Gas(2)	4,459,849	4,190,639

Total Raw materials and auxiliary goods	153,535,451	155,065,761

Capital Goods
Capital goods (except transport equipment)	36,299,656	43,326,217
Passenger motor cars	1,316,067	1,797,876
Other transport equipment, industrial	4,635,408	5,874,062

Total Capital Goods	42,251,130	50,998,155

Other merchandise(3)	832,703	698,089
Other goods(4)	4,586,897	4,882,679

Total	235,198,332	242,499,741

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,
	2024	2025P
America
North America
United States of America	12,350,425	13,298,037
Canada	2,137,168	2,671,986
Other North America	1	24,501

Total North America	14,487,594	15,994,524

Central and South America
Argentina	1,378,270	1,281,666
Brazil	5,408,179	4,926,606
Mexico	337,462	1,096,969
Other Central and South America	766,810	920,387

Total Central and South America	7,890,721	8,225,629

Total America	22,378,315	24,220,153

Europe
European Union
Netherlands	978,043	867,549
Belgium	499,019	507,224
Italy	1,612,486	1,675,122
Germany	3,736,343	3,563,036
France	1,489,903	1,636,194
Spain	584,346	827,088
Other European Union	3,879,185	3,194,096

Total European Union	12,779,326	12,270,309

United Kingdom	952,554	1,058,204
Russia	2,050,875	2,109,220
Turkey	463,213	566,679
Other Europe	2,468,632	1,968,546

Total Europe	18,714,600	17,972,959

Asia and Middle East
ASEAN
Brunei Darussalam	507,944	215,437
Philippines	1,790,623	1,802,522
Cambodia	142,858	110,432
PDR Laos	64,837	70,442
Malaysia	10,689,442	11,130,361
Myanmar	572,907	171,097
Singapore	21,754,793	19,189,657
Thailand	9,658,099	8,981,315
Vietnam	6,430,064	6,142,478

Total ASEAN	51,611,567	47,813,740

	Year Ended December 31,
	2024	2025P
Hong Kong SAR	3,292,622	3,168,587
India	5,664,387	4,841,016
Iraq	985	393
Japan	14,952,002	14,473,981
South Korea	9,353,293	7,871,773
Pakistan	619,031	153,365
People’s Republic of China	73,027,640	87,377,584
Saudi Arabia	4,083,927	3,781,274
Taiwan	3,909,788	4,413,958
Other Asia and Middle East	5,350,775	5,909,341

Total Asia and Middle East	171,866,018	179,805,012

Australia and Oceania
Australia	10,495,869	9,458,164
New Zealand	1,234,993	1,119,342
Other Australia and Oceania	80,046	47,498

Total Australia and Oceania	11,810,908	10,625,005

Africa
South Africa	1,621,629	1,033,439
Other Africa	7,974,159	8,145,083

Total Africa	9,595,788	9,178,523

Unclassified imports(2)	832,703	698,089

Total	235,198,332	242,499,741

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,
	2024	2025P
	(in millions of U.S. dollars)
Current account	(8,583)	(1,454)
Goods(2)	39,839	49,822
Total exports (f.o.b.)	263,091	280,435
Non-oil and gas exports	248,062	268,442
Oil and gas exports	15,029	11,993
Total imports (f.o.b.)	(223,252)	(230,613)
Non-oil and gas imports	(188,577)	(199,103)
Oil and gas imports	(34,675)	(31,510)
Services	(18,485)	(19,823)
Primary income	(35,815)	(38,171)
Secondary income	5,878	6,719
Capital account	280	352
Financial account	17,701	(4,545)
(i) Public sector	24,662	1,941
Portfolio investment	16,639	(2,702)
Assets	0	0
Liabilities	16,639	(2,702)
Other investment	8,023	4,643
Assets	(1,904)	(3,258)
Liabilities	9,927	7,902
Loans	5,457	4,912
Drawings	11,000	10,717
Repayments	(5,543)	(5,805)
Other liabilities	4,469	2,990
(ii) Private sector	(6,961)	(6,486)
Direct investment	15,882	14,082
Assets	(8,394)	(7,931)
Liabilities	24,275	22,013
Portfolio investment	(8,403)	(6,722)
Assets	(4,000)	(2,603)
Liabilities	(4,403)	(4,120)
Financial derivatives	291	(54)
Other investment	(14,731)	(13,792)
Assets	(14,322)	(13,346)
Liabilities	(409)	(446)
Errors and omissions	(2,188)	(2,195)

Overall balance	7,210	(7,842)

Reserves and related items	(7,210)	7,842

Reserve asset position(3)	155,719	156,471

Source: Bank Indonesia

P	Preliminary.

(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In 2025, the current account recorded a deficit of U.S.$1.5 billion, compared to the U.S.$8.6 billion deficit in 2024. This was primarily due to an increase in the non-oil and gas trade balance surplus supported by higher exports in line with global demand for Indonesia’s export commodities. In addition, the oil and gas trade balance deficit narrowed in line with lower international oil prices.

In 2025, the capital and financial account recorded a deficit of U.S.$4.2 billion, compared to the U.S.$18.0 billion surplus in 2024. This development was attributable to deficits in portfolio investment and other investments underpinned by persistently high global financial market uncertainty. Meanwhile, direct investment maintained a surplus, despite a year-on-year decrease in net direct investment, reflecting sustained investor confidence in Indonesia’s economic outlook and conducive investment climate.

As a result of the foregoing, Indonesia’s balance of payments in 2025 recorded a deficit of U.S.$7.8 billion, compared to the U.S.$7.2 billion surplus in 2024. The official reserve asset position as of December 31, 2025 was U.S.$156.5 billion, an increase from U.S.$155.7 billion as of December 31, 2024.

Financial System

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,		As of January 31,
	2024	2025P	2026P
	(in billions of Rupiah)
Base Money (M0)	1,774,691	1,976,434	1,792,222
Currency in Circulation(1)	1,204,536	1,359,935	1,267,602
Commercial Banks Demand Deposits at Bank Indonesia	472,592	588,514	501,929
Private sector Demand Deposits	7,022	6,354	6,210
Bank Indonesia Certificates (“SBI”)(2)	—	—	—
Factors Affecting Base Money (M0)	1,774,691	1,976,434	1,792,222
Net Foreign Assets	2,077,811	2,207,569	2,172,773
Claims on Non-Residents	2,687,251	2,845,094	2,825,305
Liabilities to Non-Resident	609,440	637,525	652,533
Claims on Other Depository Corporations	56	56	56
Liquidity Credits	56	56	56
Other Claims	—	—	—
Net claims on central Government	(417,471)	(170,442)	(195,886)
Claims on central Government	77,638	93,304	80,477
Liabilities to central Government	495,109	263,746	276,363
Claims on Other Sectors	9,858	9,981	9,976
Claims on Other Financial Institutions	40	56	56
Claims on Private Sectors	9,818	9,925	9,920
Monetary Policy Control(3)	664,662	705,959	603,658
Other Liabilities to Commercial & Rural Banks	(73,286)	(79,099)	(74,502)
Deposits included in Broad Money (M2)	—	—	—
Deposits excluded from Broad Money (M2)	—	—	—
Shares and Other Equity	(494,934)	(706,411)	(735,175)
Net Other Items	7,996	8,821	11,323

Source: Bank Indonesia

(1)	Currency outside banks plus cash in vault.
(2)

SBI (Sertifikat Bank Indonesia) which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total outstanding SBI (Sertifikat Bank Indonesia) (net of SBI used for secondary reserve and included as a component of base money, see footnote 2), SBIS (Sertifikat Bank Indonesia Syariah, which refers to Sharia-compliance Bank Indonesia securities), Repo OPT (Operasi Pasar Terbuka) (Repo OPT refers to repurchase agreement operations conducted by Bank Indonesia as part of its open market operations), term deposit, Bank Indonesia Deposit Facility, Bank Indonesia Lending Facility, and SBN.

Capital Markets and Capital Markets Regulation

In January 2026, MSCI Inc. concluded its consultation on free-float assessment of Indonesian securities and announced interim measures, effective immediately, freezing certain index adjustments for Indonesian constituents in its global indices (including no increases to Foreign Inclusion Factors or Number of Shares, no new additions to Investable Market Indices, and no upward size-segment migrations). MSCI stated that it will reassess Indonesia’s market accessibility status in May 2026, which could result in a reduction in weighting within emerging markets indices. In coordination with strategic stakeholders, the OJK has taken decisive action to accelerate the capital market reform agenda. This momentum culminated in the launch of the “Eight Action Plans for the Acceleration of Indonesian Capital Market Integrity Reforms” on February 1, 2026. Furthermore, OJK, IDX, and the Indonesia Central Securities Depository (Kustodian Sentral Efek Indonesia) have maintained constructive engagement with MSCI, including high-level consultations in early February 2026 to present proposed reforms. These include enhanced disclosure of significant shareholders, more granular investor classification, and revised minimum free-float requirements. The Republic remains committed to elevating market transparency and preserving Indonesia’s competitive appeal to global investors.

Monetary Policy

In February 2026, Bank Indonesia maintained the BI-Rate at 4.75%, the deposit facility rate at 3.75%, and the lending facility rate at 5.50%.

The decision is consistent with Bank Indonesia’s current policy focus on strengthening Rupiah exchange rate stabilization amid persistently high global financial market uncertainty, in order to support the achievement of the 2026-2027 inflation target and foster economic growth. Moving forward, Bank Indonesia will continue to enhance the effectiveness of monetary policy easing transmission and macroprudential policies, while monitoring room for further BI-Rate reductions as long as inflation forecasts for 2026–2027 remain manageable within the 2.5%±1% target corridor and the decisions support economic growth. Bank Indonesia’s macroprudential policy remains directed at promoting growth by increasing bank credit and financing to the real sector, particularly to the Government-designated priority sectors, and accelerating reductions in bank lending rates through the implementation of the macroprudential liquidity incentive policy (Kebijakan Insentif Likuiditas Makroprudensial (“KLM”)), while upholding prudential principles. Payment system policy remains oriented towards supporting economic growth by strengthening synergy to broaden digital payment acceptance, reinforcing the payment system industry structure, and enhancing the reliability and resilience of payment system infrastructure.

The monetary, macroprudential, and payment system policy mix aimed at maintaining stability while bolstering sustainable economic growth is supported by the following policy measures:

1.

strengthening the Rupiah exchange rate stabilization strategy through intervention in both offshore non-deliverable forward transactions and domestic markets through spot and domestic non-deliverable forward transactions. This strategy is complemented by the purchase of SBN in the secondary market;

2.

strengthening the pro-market monetary operations strategy to attract portfolio inflows to maintain adequate liquidity in the money market and banking industry by managing the interest rate structure and volume of monetary instruments as well as SBN transactions in the secondary market in a measured manner;

3.

strengthening synergy with the Government and other stakeholders to enhance the effectiveness of accommodative macroprudential policy towards reviving lending and financing and lowering interest rates in the banking industry through Indonesian Intermediation Acceleration Program and publishing the assessment of prime lending rate transparency, with a focus on interest rates based on priority sectors in accordance with the scope of KLM policy. The Indonesian Intermediation Acceleration Program (Program Indonesia Intermediation Acceleration) is a strategic initiative launched by Bank Indonesia to boost banking credit growth, particularly targeting micro, small, and medium enterprises and other productive sectors;

4.

developing Indonesia Digital Innovation Center (Pusat Inovasi Digital Indonesia) in synergy with relevant authorities, associations and government ministries and agencies to accelerate digital economy and finance transformation, including through the organizing hackathons and the Digdaya digital talent development program. Indonesia Digital Innovation Center a strategic initiative by Bank Indonesia designed to serve as a hub for digital innovation and economic development. The Digdaya digital talent development program is a Bank Indonesia program initiated in late February 2026 that provides practical training and mentorship to develop digital talent and support startup growth; and

5.

strengthening national payment system readiness ahead of the Eid-ul-Fitr 1447 H by ensuring the availability, reliability and security of the Bank Indonesia Payment Systems (Sistem Pembayaran Bank Indonesia) and industry payment systems, and guaranteeing the availability of high-quality Rupiah currency nationwide, including through the Semarak Rupiah Ramadan dan Berkah Idulfitri (SERAMBI) 2026 program. Eid-ul-Fitr 1447 H is the 2026 Islamic holiday marking the end of Ramadan in the Hijri calendar. SERAMBI 2026 is Bank Indonesia’s seasonal cash services program during Ramadan and Eid to ensure sufficient Rupiah currency and exchange services nationwide.

Bank Indonesia continues strengthening policy coordination with the Government, including close synergy between monetary and fiscal policies to maintain stability and foster economic growth. Furthermore, Bank Indonesia is strengthening policy synergy with the Financial System Stability Committee (Komite Stabilitas Sistem Keuangan), primarily to promote financing for the Government’s Asta Cita program. In addition, Bank Indonesia is expanding international cooperation, including payment system connectivity and local currency transactions, while promoting trade and investment in priority sectors in synergy with relevant institutions.

Money Supply

The following table sets forth the money supply as of the end of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2024	1,774,691	1,062,795	1,776,745	2,384,441	5,223,981	3,908,462	114,187	9,246,630
2025	1,976,434	1,214,729	2,172,153	2,569,025	5,955,908	4,124,723	52,469	10,133,099

Source: Bank Indonesia.

M1	Narrow money.
M2	Broad money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
		(in billions of Rupiah)
2024	1,982,701	748,934	7,046,941	1,414,908
2025	2,158,916	851,096	7,580,585	1,669,894

Source: Bank Indonesia.

(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of December 31, 2025, broad money grew by 9.6% (year-on-year), compared to 4.8% (year-on-year) as of December 31, 2024, due to a higher increase in narrow money, which grew by 14.0% (year-on-year) as of December 31, 2025, compared to 5.8% (year-on-year) as of December 31, 2024, and a higher increase in quasi- money, which grew by 5.5% (year-on-year) as of December 31, 2025, compared to 1.2% (year-on-year) as of December 31, 2024.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,
	2024B	2024L	2025B	2025P	2026B
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	2,309.9	2,231.8	2,490.9	2,217.9	2,693.7
Non-tax revenue	492.0	584.4	513.6	534.1	459.2
Total domestic revenues	2,801.9	2,816.2	3,004.5	2,752.0	3,152.9
Grants	0.4	34.4	0.6	4.3	0.7

Total revenues and grants	2,802.3	2,850.6	3,005.1	2,756.3	3,153.6

Expenditures:
Central government expenditures	2,467.5	2,496.2	2,701.4	2,602.3	3,149.7
Transfer to regions and rural fund	857.6	863.5	919.9	849.0	693.0

Total expenditures	3,325.1	3,359.8	3,621.3	3,451.4	3,842.7

Primary balance(1)	(25.5)	20.7	(63.3)	(180.7)	(89.7)
Surplus/(deficit)	(522.8)	(509.2)	(616.2)	(695.1)	(689.1)
Financing:
Debt Financing	648.1	558.1	775.9	736.3	832.2
Investment Financing	(176.2)	(59.3)	(154.5)	(86.2)	(203.1)
On-Lending	(0.3)	(0.2)	(5.4)	0.0	(0.4)
Government Guarantee	(0.8)	(1.5)	—	—	—
Other Financing	52.0	57.8	0.3	93.9	60.4

Total Financing	522.8	554.9	616.2	744.0	689.1

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,
	2024B	2024L	2025B	2025P		2026B

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	76.4	65.1	62.8	34.1		1,154.1
Non-oil and gas	1,063.4	996.8	1,146.4	986.3		55.2

Total income tax	1,139.8	1,061.9	1,209.3	1,020.4		1,209.4
Value added tax (VAT)	811.4	828.4	945.1	790.1		995.3
Land and building tax	27.2	32.5	27.1	29.2		26.1
Excises	246.1	226.4	244.2	221.7		243.5
Other taxes	10.5	8.7	7.8	77.9		126.9

Total domestic taxes	2,235.0	2,158.0	2,433.5	2,139.3		2,601.2

International trade taxes:
Import duties	57.4	53.0	52.9	50.2		49.9
Export tax	17.5	20.9	4.5	28.4		42.6

Total international trade taxes	74.9	73.9	57.4	78.6		92.5

Total tax revenues	2,309.9	2,231.8	2,490.9	2,217.9		2,693.7

Non-tax revenues:
Natural resources:
Oil	80.5	78.0	89.0	73.9		80.2
Gas	29.6	32.7	32.0	26.4		32.9

Total oil and gas	110.2	110.6	121.0	100.3		113.1
General mining	85.8	107.8	87.5	111.2		113.4
Forestry	6.0	6.7	5.7	6.6		5.9
Fishery	3.5	1.0	1.6	1.0		1.7
Geothermal	2.2	2.8	2.2	2.5		2.6

Total non-oil and gas	97.5	118.3	97.0	121.3		123.5

Total natural resources	207.7	228.9	218.0	221.6		236.6

Profit transfer from SOEs	85.8	86.4	90.0	12.7	(1)	1.8	(1)
Other non-tax revenues	115.1	164.3	127.7	196.2		122.5
Public Service Agency (BLU) Income	83.4	104.7	77.9	103.7		98.3

Total non-tax revenues	492.0	584.4	513.7	534.1		459.2

Total domestic revenues	2,801.9	2,816.2	3,004.6	2,752.0		3,152.9

Grants	0.4	34.4	0.6	4.3		0.7

Total revenues and grants	2,802.3	2,850.6	3,005.2	2,756.3		3,153.6

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)

Profits of the SOEs held by BPI Danantara are being transferred to BPI Danantara rather than the Government. See “Privatization and Management of State-Owned Enterprises — BPI Danantara” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

Government revenues realization decreased by 3.3% from Rp2,850.6 trillion in 2024 to Rp2,756.3 trillion in 2025, representing 91.7% of the 2025 budget Government revenues target. In 2025, tax revenues realization was Rp2,217.9 trillion or a decrease of 0.6% from Rp2,231.8 trillion in 2024, and non-tax revenues realization was Rp534.1 trillion or a decrease of 8.6% from Rp584.4 trillion in 2024, representing 89.0% and 104.0% of the 2025 budget figures, respectively. Additionally, following the creation of BPI Danantara, profit from SOEs is being transferred to BPI Danantara rather than the Government.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31
	2024B	2024L	2025B	2025P	2026B

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	484.4	464.9	521.5	501.1	582.2
Good and services expenditures	407.0	523.4	486.9	566.5	707.5
Capital expenditures	247.5	355.5	234.1	427.5	284.1
Interest payments:
Domestic debt	456.8	445.9	497.6	471.3	538.7
Foreign debt	40.5	42.5	55.2	43.1	60.7
Total interest payments	497.3	488.4	552.9	514.4	599.4
Subsidies:
Energy subsidies	189.1	177.6	203.4	185.2	210.1
Non-energy subsidies	96.9	115.1	104.5	96.4	108.8
Total subsidies	286.0	292.7	307.9	281.6	318.9
Grant expenditures	0.0	0.3	0.2	0.3	0.4
Social assistance(1)	157.3	154.9	140.1	186.6	167.5
Other expenditures	388.0	216.1	458.0	124.3	489.8

Total central Government expenditures	2,467.5	2,496.2	2,701.4	2,602.3	3,149.7

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	143.1	153.2	192.3	168.9	58.5
General allocation funds	427.7	429.2	446.6	433.3	400.0
Total general transfer funds	570.8	582.4	638.9	602.2	458.5
Specific allocation funds:
Physical special allocation fund	53.8	50.9	37.0	17.6	5.0
Non-physical special allocation fund	133.8	130.4	146.7	145.1	149.3
Grants to Regions(2)	0.5	2.2	1.6	0.2	2.7
Total specific allocation funds	188.1	183.5	185.2	162.9	157.1
Total balanced funds	758.9	765.9	824.2	765.1	615.6
Regional incentive fund	—	—	—	—	—
Specific autonomy funds(3)	18.3	18.3	17.5	17.0	14.0
Specific Fund for Special Region of Yogyakarta	1.4	1.4	1.2	1.0	1.0
Fiscal Incentives	8.0	7.0	71.0	4.3	1.8
Total Transfer to Regions	786.6	792.9	913.9	787.4	632.4
Rural Fund	71.0	70.9	6.0	61.6	60.6

Total transfers to regions and Rural Fund	857.6	863.5	919.9	849.0	693.0

Total Government expenditures	3,325.1	3,359.8	3,621.3	3,451.4	3,842.7

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, became part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.

Total Government expenditures in 2025 reached Rp3,451.4 trillion or an increase of 2.7% from Rp3,359.8 trillion in 2024, representing 95.3% of the 2025 budget Government expenditures. In 2025, central Government expenditures were Rp2,602.3 trillion or an increase of 4.3% from Rp2,496.2 trillion in 2024, representing 96.3% of the 2025 budget figure. In 2025, transfer to regions and rural funds reached Rp849.0 trillion, or a decrease of 1.7% from Rp863.5 trillion in 2024, representing 92.3% of the 2025 budget figure.

Fuel Prices and Subsidies

The following table sets forth the amounts of subsidies for the periods indicated.

	Year ended December 31
	2024B	2024L	2025B	2025P	2026B

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	189.1	177.6	203.4	185.2	210.1
Non-energy subsidies	96.9	115.1	104.5	96.4	108.8

Total subsidies	286.0	292.7	307.9	281.6	318.9

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31
	2024B	2024L	2025B	2025P	2026B

	(Percentages)
General public services	34.8	35.9	31.2	27.4	25.2
Defense	5.5	7.6	6.1	13.0	10.7
Public order and safety	7.7	9.2	7.7	9.2	7.7
Economic affairs	26.0	21.9	29.5	23.2	26.2
Environmental protection	0.6	0.6	0.4	0.3	0.4
Housing and community amenities	1.5	1.9	0.6	0.8	0.9
Health	4.0	4.0	3.8	4.1	4.9
Tourism and culture	0.1	0.2	0.1	0.1	0.1
Religion	0.5	0.5	0.5	0.5	0.5
Education	9.0	7.9	10.1	10.1	14.6
Social protection	10.3	10.3	10.0	11.2	8.9

Total	100.0	100.0	100.0	100.0	100.0

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The table below sets forth certain government budget expenditures for priority sectors for the periods indicated.

	Year ended December 31
	2024B	2024L	2025B	2025P	2026B

	(in trillions of Rupiah)
Education	665.0	569.1	724.3	645.1	769.1
Infrastructure	423.4	395.1	402.9	343.7	434.8
Energy Subsidy	189.1	177.6	203.4	185.2	210.1
Health	187.5	194.4	218.5	208.5	247.3

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31
	2024B	2024L	2025B	2025P	2026B

	(in trillions of Rupiah)
Debt financing
Government securities (net)	666.4	450.7	642.6	639.3	799.5
Loans
Domestic loans (net)	(0.6)	15.0	5.2	8.2	(6.5)
Foreign loans:
Gross drawings:
Program loan	30.0	60.0	80.0	59.3	41.9
Project loan	37.8	119.7	136.5	125.2	102.6
Total gross drawing	67.8	179.8	216.5	184.5	144.5
Amortization	(85.5)	(87.5)	(88.4)	(95.7)	(105.3)
Total foreign loan (net)	(17.7)	92.3	128.1	88.9	39.2
Total loans (net)	(18.4)	107.3	133.3	97.0	32.7

Total debt financing	648.1	558.1	775.9	736.3	832.2

Investment financing
Investment to SOEs	(30.7)	(35.2)	(22.7)	(11.5)	(5.8)
Investment to other institutions	(10.0)	(5.0)	—	—	—
Investment to public service agencies	(41.2)	(23.1)	(36.8)	(34.2)	(35.6)
Investment in financial organizations/institutions	(1.9)	(2.0)	(1.8)	(1.9)	(2.0)
Revenue of investment	—	22.9	—	14.2	4.0
Government’s Investments	(13.7)	(17.0)	(18.8)	(52.8)	(51.8)
Others investment financing	(65.7)	—	(55.0)	—	(111.8)
Investment financing reserves	(13.0)	—	(19.4)	—	—

Total investment financing	(176.2)	(59.3)	(154.5)	(86.2)	(203.1)

Lending	(0.3)	(0.2)	(5.4)	0.0	(0.4)
Government guarantee	(0.8)	(1.5)	—	—	—
Other financing	52.0	57.8	0.3	93.9	60.4

Total financing (net)	522.8	554.9	616.2	744.0	689.1

Source:  Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Free Nutritious Meal Program

As of January 7, 2026, marking one year since the Government launched the Free Nutritious Meal Program, the program had reached 56.13 million beneficiaries through 19,343 operational SPPGs and had engaged 789,319 workers. In 2025, total budget utilization for the program amounted to Rp51.5 trillion.

Public Debt

As of December 31, 2025, the central Government’s foreign debt-to-GDP ratio was 11.9%, with foreign debt to total debt ratio of 29.4%.

External Public Debt of the Republic

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,
	2024P		2025P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	37.3		39.4
Bilateral creditors	16.8		17.2
Commercial(2)	102.9		112.7

Total	156.9		169.2

Total external public debt of the Republic, as a percentage of GDP(3)	11.4	%(4)	11.9	%(5)

Source:  Ministry of Finance.

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(4)	Total external public debt as of December 31, 2024 as a percentage of 2024 GDP.
(5)	Total external public debt as of December 31, 2025 as a percentage of 2025 GDP.

As of December 31, 2025, 66.6% and 33.4% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2025 was U.S.$169.2 billion.

On February 5, 2026, Moody’s Investors Service revised its outlook on the Republic’s Baa2 foreign-currency sovereign rating to negative while affirming the rating, citing factors including fiscal policy execution risks, policy predictability, and recent institutional and governance developments. The Republic remains committed to fiscal prudence, revenue-enhancing reforms, and maintaining debt sustainability within its statutory deficit ceiling.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,
	2024P	2025P

	(in millions of U.S. dollars)
Bilateral loans	16,756	17,156
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	21,247	22,093
Asian Development Bank	11,417	12,650
Islamic Development Bank	1,366	1,371
Nordic Investment Bank	5	5
European Investment Bank	—	—
International Fund for Agricultural Development	289	306
Asian Infrastructure Investment Bank	2,926	2,952
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	37,250	39,378

Total loans	54,006	56,534

Source:  Ministry of Finance.

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,
	2024P		2025P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	111,575	111,575	113,833	113,833
Japanese yen	2,599,685	16,642	2,440,033	15,584
Euros	25,180	26,217	28,929	33,954
SDR	185	241	107	146
British pounds	—	—	—	—
Others (including AUD and CNY)	Multiple Currencies	2,184	Multiple Currencies	5,688

Total	N/A	156,859	N/A	169,206

Source: Ministry of Finance.

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of December 31, 2025, 67.3%, 9.2%, 20.1% and 3.5% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including AUD, CNY and SDR), respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2023R	11.8	5.6	17.5
2024R	11.8	6.4	18.2
2025R	14.3	6.5	20.8
2026**	13.4	6.5	19.9
2027**	16.2	6.0	22.2

Source: Ministry of Finance

R	Realization.
**	Projected based on external debt outstanding as of December 31, 2025.

External Debt of Bank Indonesia

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,	As of December 31,
	2024	2025P
	(in millions of U.S. dollars)
Multilateral	8,393	8,822
Commercial(2)	—	—
Total	8,393	8,822

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.

As of December 31, 2025, the external debt of Bank Indonesia amounted to U.S.$8.8 billion, comprised entirely of SDR allocation (and excluding currency, deposits and SRBI), while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2023	0.0	174	174
2024	0.0	196	196
2025P	0.0	265	265
2026*	0.0	309	309

Source: Bank Indonesia.

P	Preliminary
*	Projected principal and interest payments to be made in the year of 2026 based on external debt outstanding as of December 31, 2025.
(1)	Excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,	As of December 31,
	2024	2025P

	(in millions of U.S. dollars)
Financial institutions:
Bank	7,326	5,456
Non-bank	1,271	1,597
Total financial institutions	8,596	7.052
Non-financial institutions	35,806	33,613

Total	44,402	40,665

Source: Bank Indonesia.

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,
	2024P	2025P

	(in trillions of Rupiah)
Total domestic public debt(1)	6,278.8	6,808.8

Source: Ministry of Finance.

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2023R	444.5	354.5	799.0
2024R	531.6	387.7	919.3
2025	676.9	407.9	1,084.8
2026**	789.0	426.8	1,215.8
2027**	692.8	385.2	1,078.0

Source: Ministry of Finance

R	Realization.
**	Projected based on external debt outstanding as of December 31, 2025.

Contingent Liabilities from Government Guarantees

As of December 31, 2025, the total outstanding amount of infrastructure guarantees provided by the Government was Rp385.0 trillion, an increase from guarantees of Rp372.2 trillion as of December 31, 2024.

As of December 31, 2025, the Government had accumulated Rp13.67 trillion in the guarantee reserve fund account.

The guarantees that the Government provided to infrastructure projects comprised:

•

full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amounted to Rp0.1 trillion;

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounted to Rp67.0 trillion;

•

full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure and business viability guarantees under 35 GW program. Outstanding guarantees for this program amounted to Rp93.3 trillion;

•

full default risk guarantees relating to direct lending from international financial institutions (multilateral and bilateral agencies) to SOEs for the construction of infrastructure projects. Outstanding guarantees for this program amounted to Rp56.6 trillion;

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amounted to Rp0.2 trillion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several sections of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounted to Rp113.8 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amounted to Rp23.1 trillion;

•

full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of the Jabodebek LRT system in Greater Jakarta. Outstanding guarantees for this program amounted to Rp21.5 trillion;

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amounted to Rp0.2 trillion; and

•	full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of high-speed rail Jakarta-Bandung. Outstanding guarantees for this program amounted to Rp9.1 trillion.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of period	Period average
2021	14,253	14,296
2022	15,568	14,873
2023	15,397	15,247
2024	16,095	15,841
2025	16,675	16,466
January 2026	16,785	16,816
February 2026 (through February 20, 2026)	16,865	16,817

Source: Bank Indonesia

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,			As of January 31,
	2024	2025		2026
	(in millions of U.S. dollars, except for months)
Gold	6,602	11,932		14,462
SDRs	7,236	7,598		7,662
Reserve position with the IMF	1,034	1,087		1,096
Foreign exchange and others	140,848	135,853		130,640

Total	155,719	156,471		154,580

Total as number of months of imports and Government external debt repayments	6.5	6.2	P	6.1	P

Source: Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of January 31, 2026, official international reserves position was U.S.$154.6 billion, equivalent to 6.1 months of imports and servicing government’s external debt. This is well above the international adequacy standard of around three months of imports.

Regional Swap Arrangements of the Republic

As of December 31, 2025, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,
	2024L		2025P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.8		40.5
Debt service to GDP ratio	5.4	(1)	5.0	(2)
Total public debt of the central Government (in billions of U.S.$) (3)	545.5		576.4
—% in Loans	12.3		13.0
—% in Bonds	87.7		87.0

Source: Ministry of Finance, Bank Indonesia.

P	Preliminary.

(1)	Calculated as debt service for 2024 divided by 2024 GDP at current prices.
(2)	Calculated as debt service for 2025 divided by 2025 GDP at current prices.
(3)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of December 31, 2025, the central Government’s debt-to-GDP ratio was 40.5%, with U.S.$576.4 billion of total public debt of the central Government, of which 13.0% was in loans and 87.0% was in bonds.